CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2014 relating to the financial statements and financial highlights of Morgan Dempsey Small/Micro Cap Value Fund, a series of the Trust for Professional Managers, for the year  ended August 31, 2014 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 15, 2014